SPECTRUM ADVISORY SERVICES, INC.

Letter Agreement

To: Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment adviser to the Marathon Value Portfolio (the "Fund") pursuant to the Management Agreement approved by the Board of Trustees (the "Agreement").

Effective as of November 1, 2006 through February 29, 2008, we hereby agree to waive all or a portion of our management fee and/or reimburse the Fund for certain operating expenses it incurs, but only to the extent necessary to maintain the Fund's net annual operating expenses, excluding brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes, extraordinary expenses and any indirect expenses (such as expenses incurred by other investment companies in which the Fund may invest), at 1.25% of the average daily net assets of the Fund for that period.

Very truly yours,

Spectrum Advisory Services, Inc.

By: _______________
Marc S. Heilweil, President

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By: _______________
Anthony J. Ghoston, President

2030545